Exhibit 99.1

Company Contact:	IR Agency Contact:
Investor Relations	David Barnard, CFA
408-585-3667	415-433-3777
investorrelations@raesystems.com	David@lhai-sf.com

RAE Systems Receives Non-Compliance Notification from the

American Stock Exchange; Submits Plan to Retain Listing

SUNNYVALE, Calif. —May 27, 2005—RAE Systems Inc. (Amex: RAE), a leading global developer and manufacturer of rapidly deployable, multi-sensor chemical detection monitors and networks for homeland security and industrial applications, today announced that it received a letter from the American Stock Exchange (“Amex “) notifying the Company that because it has not filed its Form 10-Q with the Securities and Exchange Commission timely for the first quarter of 2005, it is not in compliance with Amex’s continued listing requirements. As a result, Amex has asked the Company to submit a plan by June 2, 2005 advising Amex of the action it has taken, or will take, to bring the Company into compliance with its continued listing requirements by July 5, 2005. If the plan is accepted by Amex, the Company will remain listed during the plan period, provided the Company has made reasonable progress towards its plan goal. In the event Amex does not accept the Company’s plan of compliance, Amex would initiate delisting proceedings. In a press release filed on May 17, 2005, the Company announced its preliminary results for the period ended March 31, 2005 and explained it delayed filing the Form 10-Q for the first quarter of 2005 until it completed an analysis of certain revenue recognition matters relating to freight on board (FOB), right of return and service contracts.

“We are making every effort to meet our Securities and Exchange filing requirements so that we are in full compliance with both our SEC and Amex obligations,” said Don Morgan, Chief Financial Officer. “We have made significant progress towards filing both a Form 10-K amendment for 2004 and a Form 10-Q for first quarter of 2005 and we expect to be able to file these documents in the near future. We have submitted our plan as of today to Amex and will await their evaluation and response to our plan. We intend to file the Form 10-Q for the first quarter of 2005 as soon as practicable and believe it will be prior to Amex initiating any delisting proceedings.”

About RAE Systems

RAE Systems is a leading global developer and manufacturer of rapidly deployable, multi-sensor chemical detection monitors and networks for homeland security and industrial applications. In addition, RAE Systems offers a full line of portable single-sensor chemical and radiation detection products. RAE Systems’ products enable the military and first responders such as firefighters, law enforcement and other emergency management personnel to detect and provide early warning of weapons of mass destruction and other hazardous materials. Industrial applications include the detection of toxic industrial chemicals, volatile organic compounds and petrochemicals. RAE Systems’ products are used by many U.S. government agencies, including the Department of Homeland Security, the Department of Justice, and the Department of State, as well as all branches of the U.S. military, and by numerous city and state agencies. Our end users also include many of the world’s leading corporations in the airline, automotive, computer and oil industries. Our products are used in civilian and government atmospheric monitoring programs in over 50 countries. For more information about RAE Systems, please visit www.RAESystems.com

Safe Harbor Statement

This press release may contain “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the Company assumes no obligation to update such statements.

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